ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708

	Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number 20100112720-16
Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)		Filing Date and Time 02/23/2010 10:35 AM
Entity Number E0271592008-8

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.	Name of corporation:
NATIONAL GOLF EMPORIUM, INC.

2.	The articles have been amended as follows:
Article I: The name of this Corporation shall be changed from “NATIONAL GOLF EMPORIUM, INC.” to IDLE MEDIA, INC.”

3.
The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:  Eighty-Five percent (85%)

4.	Effective date of filing: (optional)

5.	Signature: (required)

X /s/ Bryan Sawarynski
Signature of Officer

*If any proposed amendment would alter or change any preferences or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.